UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HIGHLANDS BANKSHARES, INC.

(Exact name of registrant as specified in its charter)

Virginia	54-1796693
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

340 West Main Street
Abingdon, Virginia	24210
(Address of Principal Executive Offices)	(Zip Code)

Highlands Bankshares, Inc. 2018 Restricted Stock Plan

(Full title of the plan)

Timothy K. Schools

President & Chief Executive Officer

340 West Main Street

Abingdon, Virginia 24210

with a copy to

Elizabeth W. Sims

Butler Snow LLP

150 3rd Avenue South, Suite 1600

Nashville, Tennessee 37201

(Name and address of agent for service)

(276) 628-9181

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act .  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering Price(2)	Amount of registration fee(3)
common stock, $0.625 par value	250,000	$7.50	$1,875,000	$233.44

(1)	In accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement includes undetermined number of additional shares of common stock that may become issuable in respect of the securities identified above to prevent dilution as a result of any stock dividend, stock split, or similar adjustment.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, based upon the average of the high and low prices of the registrant’s common stock on the over-the-counter trading market on June 15, 2018.
(3)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $124.50 per $1,000,000 of the proposed maximum aggregate offering price.

EXPLANATORY NOTE

The purpose of this registration statement on Form S-8 (the “Registration Statement”) is to register an aggregate of 250,000 shares of common stock, par value $0.625 per share (“Common Stock”) of Highlands Bankshares, Inc. (the “Registrant”) that may be offered under the Highlands Bankshares, Inc. 2018 Restricted Stock Plan (the “Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents containing the information specified in Part I of this Registration Statement have been or will be sent or given to participants in the Plan, pursuant to Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”) in accordance with the requirements of Part I of Form S-8, but constitute, when taken together with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II, a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents, which have been filed with the Commission by the Registrant, are incorporated in this Registration Statement by reference:

(1)	The Registrant’s annual report on Form 10-K for the fiscal year ended December 31, 2017, filed on April 2, 2018;

(2)	The Registrant’s quarterly report on Form 10-Q for the quarter ended March 31, 2018, filed with the Commission on May 14, 2018;

(3)	The Registrant’s current reports on Form 8-K filed with the Commission on March 3, 2018, and May 17, 2018; and

(4)	The description of the Common Stock as contained in the Registrant’s registration statement on Form S-1 filed on May 15, 2015 (File No. 333-204206), and any amendments, reports or other filings filed with the Commission for the purpose of updating such description.

Additionally, all documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than any such documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of a current report on Form 8-K, unless otherwise indicated therein, including any exhibits included with such items), prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein or in any subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.	DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Virginia Stock Corporation Act (the “VSCA”) permits the Registrant to indemnify its directors and officers in connection with certain actions, suits, and proceedings brought against them if they acted in good faith and believed their conduct to be in the best interests of the Registrant and, in the case of criminal actions, had no reasonable cause to believe that the conduct was unlawful. The VSCA requires such indemnification when a director or officer entirely prevails in the defense of any proceeding to which he or she was a party because he or she is or was a director or officer of the Registrant, and further provides that the Registrant may make any other or further indemnity (including indemnity with respect to a proceeding by or in the right of the Registrant), and may make additional provision for advances and reimbursement of expenses, if authorized by its articles of incorporation or shareholder-adopted bylaws, except an indemnity against willful misconduct or a knowing violation of criminal law.

The Amended and Restated Articles of Incorporation of the Registrant, as amended (the “Articles”) provide that a director or officer or former director or officer of the Registrant shall be indemnified to the fullest extent permitted by Virginia law in connection with a proceeding because he or she is or was a director or officer of the Registrant.

The VSCA establishes a statutory limit on liability of directors and officers and directors of the Registrant for damages assessed against them in a suit brought by or in the right of the Registrant or brought by or on behalf of shareholders of the Registrant and authorizes the Registrant, with shareholder approval, to specify a lower monetary limit on liability in the articles of incorporation or bylaws; however, the liability of a director or officer shall not be limited if such director or officer engaged in willful misconduct or a knowing violation of the criminal law or of any federal or state securities law. The Articles provide for the limitation or elimination of the liability of a director or officer or former director or officer of the Registrant for monetary damages to the Company, to the fullest extent permitted by the VSCA.

The Company carries insurance on behalf of its directors and officers.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.	EXHIBITS.

4.1	Amended and Restated Articles of Incorporation of Highlands Bankshares, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s quarterly report Form 10-Q for the period ended March 31, 2009)

4.2	Articles of Amendment to the Amended and Restated Articles of Incorporation of Highlands Bankshares, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s current report on Form 8-K , as filed with the Commission on April 16, 2014)

4.3	Bylaws of the Company, as amended and restated March 23, 2018 (incorporated by reference to Exhibit 3.1 to the Registrant’s current report on Form 8-K, as filed with the Commission on March 28, 2018)

5.1	Opinion of Butler Snow LLP (filed herewith)

23.1	Consent of Brown, Edwards & Company, L.L.P. (filed herewith)

23.2	Consent of Butler Snow LLP (included in Exhibit 5.1)

24.1	Power of attorney (contained on signature page hereto)

ITEM 9.	UNDERTAKINGS.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that the undertakings set forth in subparagraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Abingdon, Virginia, on this the 20th day of June, 2018.

HIGHLANDS BANKSHARES, INC.

/s/ Timothy K. Schools
Timothy K. Schools
President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of the Registrant, do hereby severally constitute and appoint Timothy K. Schools as our true and lawful attorney and agent, to do any and all things and acts in our names in the capacities indicated below and to execute any and all instruments for us and in our names in the capacities indicated below which Timothy K. Schools may deem necessary or advisable to enable the Registrant to comply with the Securities Act, and any rules, regulations and requirements of the Commission, in connection with the Registration Statement relating to the offering of the Registrant’s Common Stock, including specifically, but not limited to, power and authority to sign, for any of us in our names in the capacities indicated below, the Registration Statement and any and all amendments (including post-effective amendments) thereto; and we hereby ratify and confirm all that Timothy K. Schools shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons on behalf of the Registrant in the capacities indicated as of June 20, 2018.

Signature	Date	Title

/s/ Timothy K. Schools Timothy K. Schools (Principal Executive Officer)	June 20, 2018	President, Chief Executive Officer and Director

/s/ John H. Gray John H. Gray (Principal Financial Officer and Principal Accounting Officer)	June 20, 2018	Chief Financial Officer

/s/ E. Sutton Bacon E. Sutton Bacon	June 20, 2018	Director

Signature	Date	Title

/s/ E. Craig Kendrick E. Craig Kendrick	June 20, 2018	Director

/s/ Jon C. Lundberg Jon C. Lundberg	June 20, 2018	Director

/s/ Charles D. Meade, III Charles D. Meade, III	June 20, 2018	Director

/s/ Robert W. Moser, Jr. Robert W. Moser, Jr.	June 20, 2018	Director

/s/ Charles P. Olinger Charles P. Olinger	June 20, 2018	Director

/s/ Edward M. Rosinus Edward M. Rosinus	June 20, 2018	Director